Exhibit 99.2

2005 FINANCIAL GUIDANCE SUMMARY

(Table presented in thousands)

			Quarterly Mix
Consolidated	Range		Q1	Q2	Q3	Q4
Revenues	$1,220,000	$1,260,000	24%	25%	25%	26%

Income before taxes, non-cash and other items	$155,000	$173,000	19%	23%	26%	32%
Depreciation and amortization	76,000	80,000	23%	24%	26%	27%
Non-cash content and stock compensation	14,000	16,000	30%	26%	24%	20%
Income tax provision	14,000	16,000	25%	25%	25%	25%

Net income	$51,000	$61,000	7%	19%	27%	47%

Operating Segments

Revenues:

•	Business Services — Approximately 60% of consolidated revenues in Q1, decreasing sequentially to approximately 57% of revenues by year-end.

•	Practice Services – Approximately 25% of consolidated revenues throughout 2005.

•	Health – Approximately 11% of consolidated revenues in Q1, increasing sequentially to approximately 14% by year-end.

•	Porex – Approximately 7% of consolidated revenues through Q3 and 6% for Q4.

•	Eliminations – Approximately 3% of net revenues

Operating Margin:

•	Business Services – Approximately 18% in Q1 and increasing to 21% by the end of 2005.

•	Practice Services – Approximately 5% in Q1 and increasing to 10% by the end of 2005.

•	Health – Approximately 16% in Q1 and increasing to the high 20% range by year-end.

•	Porex – Approximately 25-30% throughout the year.

•	Corporate — Corporate expenses are expected to be approximately 5% of net revenues for Q1 and averaging 4.5% for the balance of 2005.

Background and Assumptions

•	The 2005 guidance does not include any expenses related to the on-going Department of Justice Investigation, which may continue to be significant.

•	The 2005 guidance does not include the effects of any acquisitions that may occur during 2005.

•	The 2005 guidance does not reflect the impact of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as SFAS 123R). SFAS 123R will be effective July 1, 2005. Adoption of SFAS 123R will require recognition of increased expenses for stock options and other forms of stock-based compensation. WebMD is currently reviewing the potential effects of adopting SFAS 123R.

•	The 2005 guidance does not reflect a potential WebMD Health initial public offering or split-off transaction. The items to be reflected may include shared services allocations between segments, incremental public company costs and the cost and proceeds of the transaction.